Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Nesco Holdings, Inc. on Form S-3 of our report dated March 4, 2019, with respect to our audits of the financial statements of Capitol Investment Corp. IV as of December 31, 2018 and 2017, and for the year ended December 31, 2018, and for the period from May 1, 2017 (inception) through December 31, 2017, appearing in the Annual Report on Form 10-K of Capitol Investment Corp. IV for the year ended December 31, 2018. We were dismissed as auditors on September 10, 2019, and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
New York, NY
November 12, 2019